Exhibit 99.1

INVESTOR RELATIONS UPDATE

October 23, 2013

General Comments

•	2013 Capacity Guidance - 2013 total system capacity is expected to be up approximately 3.5% vs. 2012 primarily due to larger gauge aircraft replacing smaller gauge legacy 737 aircraft and more long-haul international flying. Domestic capacity is expected to be up approximately 3.5% and international is expected to be up approximately 3.5% percent vs. 2012.

•	Cash - As of September 30, 2013, the Company had $3.87 billion in total cash and investments, of which $350 million was restricted.

•	Fuel - For the fourth quarter 2013, the Company expects to pay an average of between $3.03 and $3.08 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the table below.

•	Profit Sharing / CASM - Profit sharing equals approximately 10% of pre-tax earnings excluding special items up to a 10% pre-tax margin and 15% above the 10% margin. Profit sharing is excluded in the CASM guidance given below.

•	Cargo / Other Revenue - Includes cargo revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, simulator rental, airport clubs, and inflight service revenues.

•	Taxes / NOL - At September 30, 2013, NOLs available for use by the Company were approximately $1.2 billion for federal income tax purposes. The Company will not pay cash federal income taxes until these NOLs are fully consumed.

Historically, our deferred tax asset which includes these NOLs was subject to a valuation allowance. Utilization of NOLs to offset book taxable income reduced the net deferred tax asset and in turn resulted in the release of our valuation allowance, which offset the tax provision on our income statement dollar for dollar. Our second quarter 2013 pre-tax income resulted in the utilization of NOLs and our remaining valuation allowance associated with federal income taxes. Accordingly, with no remaining valuation allowance to release, we recorded non-cash federal income tax expense for financial reporting purposes in the second and third quarters of 2013.

The Company expects to continue to record federal non-cash income tax expense for financial reporting purposes when profitable. The Company currently estimates that its effective tax rate on future earnings excluding special items will approximate 38% for the fourth quarter 2013 and beyond. This effective tax rate includes federal and state income taxes and takes into account the permanent differences between book income and taxable income.

The Company may be obligated to record and pay state income tax related to certain states where NOLs may be limited or not available to be used. The Company recorded $4 million of state income tax expense in the first nine months of 2013. Additionally, when profitable the Company is ordinarily subject to AMT. However as the result of a special tax election made in 2009, the Company expects to be able to utilize AMT NOLs to fully offset AMT taxable income in 2013.

As previously announced, in conjunction with execution of the Merger Agreement with AMR Corporation, US Airways Group adopted a tax benefit preservation plan designed to help preserve the value of the net operating losses and other deferred tax benefits of US Airways Group and the combined enterprise resulting from the merger with AMR. US Airways Group shareholders with ownership positions near or above the 4.9% threshold specified in the tax benefit preservation plan are urged to review its terms carefully. Further details about the plan are contained in a Form 8-K filed on February 14, 2013 by US Airways Group with the Securities and Exchange Commission.

Please refer to the footnotes and the forward looking statements page of this document for additional information

MAINLINE UPDATE

October 23, 2013

Mainline Comments

•	Mainline data includes US Airways operated flights and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to Express.

Mainline Guidance	1Q13A	2Q13A	3Q13A	4Q13E	FY13E

Available Seat Miles (ASMs) (bil)	18.0	20.2	20.5	~18.7	~77.4
CASM ex fuel, special items and profit sharing (YOY % change)[1]	8.77	8.21	8.08	-1% to -3%	-1% to +1%

Cargo Revenues ($ mil)	41	36	37	~40	~155
Other Revenues	384	381	360	~350	~1,475

Percent Hedged	—	—	—	—	—
Average Fuel Price (incl. taxes) ($/gal) (as of 10/22/2013)	3.24	2.92	3.01	3.03 to 3.08	3.03 to 3.08
Fuel Gallons Consumed (mil)	266	299	304	~276	~1,145

Interest Income ($ mil)	—	(1)	—	~0	~(2)
Interest Expense ($ mil)	84	90	88	~90	~352
Other Non-Operating (Income)/Expense ex special items ($ mil)[2]	5	7	(1)	~0	~10

Cash Flow/Capital Update ($ mil) Inflow/(Outflow)	1Q13A	2Q13A	3Q13A	4Q13E	FY13E
Cash Capex (non-aircraft)	(43)	(55)	(35)	~(47)	~(180)
Net aircraft Capex and PDPs	(48)	(23)	(25)	~(31)	~(127)

Net Other Cash Flow Adjustments[3]	(119)	683	(243)	~(103)	~218

Notes:

1.	CASM ex fuel, special items and profit sharing is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document
2.	Other Non-Operating (Income)/Expense ex special items includes primarily gains and losses from foreign currency and the disposition of assets
3.	Debt issuances net of principal repayments, aircraft refinancing, non-cash bond discount amortization/interest deferrals (included in interest expense), and other non-cash items

Please refer to the footnotes and the forward looking statements page of this document for additional information

EXPRESS UPDATE

October 23, 2013

Express Comments

•	US Airways Express is a network of seven regional airlines (2 wholly owned) operating under code share and service agreements with US Airways. All operating expenses (including purchase agreements) associated with US Airways Express are included within the Express Non-Fuel Operating Expense line item on our income statement.

•	Express CASM is expected to be up 1% to 3% in 2013, primarily due to contractual rate increases and also scheduled aircraft maintenance at the Company’s wholly owned carrier PSA.

Express Guidance

	1Q13A	2Q13A	3Q13A	4Q13E	FY13E

Available Seat Miles (ASMs) (bil)	3.46	3.64	3.63	~3.49	~14.21
CASM ex fuel and special items (YOY % change) [1]	15.12	14.34	14.36	+6% to +8%	+1% to +3%

Average Fuel Price (incl. taxes) ($/gal)	3.23	2.96	3.00	3.05 to 3.12	3.04 to 3.09
Fuel Gallons Consumed (mil)	84	88	88	~85	~345

Express Carriers

Air Wisconsin Airlines Corporation	Republic Airline, Inc.
Mesa Airlines, Inc.[3]	SkyWest Airlines, Inc.
Piedmont Airlines, Inc. [2]	Trans States Airlines, Inc.[4]
PSA Airlines, Inc.[2]

Notes:

1.	CASM ex fuel expense and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Wholly owned subsidiary of US Airways Group, Inc.
3.	Subsidiary of Mesa Air Group, Inc.
4.	Pro-rate agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

FLEET UPDATE

October 23, 2013

Fleet Comments

•	The Company expects to take delivery of 21 new Airbus aircraft in 2013 (16 A321 aircraft, 13 of which have been delivered, and five A330-200 aircraft, three of which have been delivered) and expects to retire 18 737-400 aircraft and two A320 aircraft.

Mainline Fleet Update (End of Period)

	YE12A	1Q13A	2Q13A	3Q13A	4Q13E
Mainline
EMB-190	18	20	20	20	20
B737-400	32	32	26	18	14
A319	93	93	93	93	93
A320	72	72	72	72	70
A321	75	79	83	88	91
A330-200	7	7	9	10	12
A330-300	9	9	9	9	9
B757	24	24	24	24	24
B767	10	10	10	10	10

Total	340	346	346	344	343

Express Fleet Update (End of Period)

	YE12A	1Q13A	2Q13A	3Q13A	4Q13E
Express
DH8	44	44	43	43	40
CRJ-200	119	119	119	115	115
CRJ-700	14	14	14	14	14
CRJ-900	38	38	45	51	51
EMB-170	20	20	20	20	20
ERJ-145	9	9	2	—	—
EMB-175	38	38	38	38	38

Total	282	282	281	281	278

Please refer to the footnotes and the forward looking statements page of this document for additional information

SHARES OUTSTANDING

October 23, 2013

•	The estimated weighted average shares outstanding for the remainder of the year are listed below. The interest addback to net income for purposes of computing diluted earnings per share is net of the related effect of profit sharing and tax effects.

•	The Company has exchanged or converted approximately $149 million principal amount of its 7.25% convertible bonds. These transactions resulted in an increase of approximately 32.6 million basic shares. This increase is reflected in the table below.

2013 Shares Outstanding ($ and shares mil)[1]	Basic	Diluted	Interest Addback

For Q4 2013
Earnings above $35	197.0	209.3	$1
Earnings up to $35	197.0	204.2	—
Net loss	197.0	197.0	—

For FY 2013 (Average)
Earnings above $193	181.6	208.2	$12
Earnings between $115 and $193	181.6	208.1	$12
Earnings up to $115	181.6	188.1	—
Net loss	181.6	181.6	—

Notes:	1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price, stock options, stock appreciation rights, restricted stock unit award activity, and conversion of outstanding senior convertible notes. The number of shares in the actual calculation of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

2013 GAAP to Non-GAAP RECONCILIATION

October 23, 2013

Reconciliation of GAAP to Non-GAAP Financial Information

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel, special items & profit sharing and Express CASM excluding fuel and special items is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q13	2Q13	3Q13	4Q13 Range		FY13 Range
	Actual	Actual	Actual	Low	High	Low	High

Mainline

Mainline operating expenses[1]	$2,482	$2,601	$2,655	$2,420	$2,466	$10,111	$10,255
Less mainline fuel	861	872	915	836	850	3,484	3,498
Less special items	39	24	40	—	—	103	103
Less profit sharing	6	47	42	—	—	95	95

Mainline operating expense excluding fuel, special items and profit sharing	1,576	1,658	1,658	1,584	1,616	6,429	6,559

Mainline CASM (cts)[1]	13.82	12.88	12.94	12.94	13.19	13.06	13.25

Mainline CASM excluding fuel, special items and profit sharing (Non-GAAP) (cts)	8.77	8.21	8.08	8.47	8.64	8.31	8.47

Mainline ASMs (bil)	18.0	20.2	20.5	18.7	18.7	77.4	77.4

Express
Express operating expenses	$795	$783	$772	$796	$810	$3,124	$3,169
Less express fuel expense	271	261	265	259	264	1,056	1,061
Less special items	2	—	(14)	—	—	(12)	(12)

Express operating expenses excluding fuel and special items	522	522	521	536	546	2,080	2,109

Express CASM (cts)	23.00	21.52	21.27	22.86	23.28	21.98	22.30
Express CASM excluding fuel and special items (Non-GAAP) (cts)	15.12	14.34	14.36	15.41	15.70	14.63	14.92

Express ASMs (bil)	3.46	3.64	3.63	3.48	3.48	14.21	14.21

Other Non-Operating (Income)/Expense

Reported other non-operating (income)/expense	$(25)	$38	$4	$—	$—	$17	$17
Less special items	$(30)	$31	$5	$—	$—	$6	$6

Other non-operating (income)/expense excluding special items	$5	$7	$(1)	$—	$—	$10	$10

Notes: Amounts may not recalculate due to rounding.

(1)	Forecasted mainline operating expenses exclude profit sharing and special items.

Please refer to the footnotes and the forward looking statements page of this document for additional information

FORWARD LOOKING STATEMENTS

October 23, 2013

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions that adversely affect our business; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of industry consolidation; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the Company’s high level of fixed obligations and ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may affect the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; regulatory changes affecting the allocation of slots; the Company’s reliance on third-party regional operators or third-party service providers; the Company’s reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; the impact of extensive government regulation; the impact of heavy taxation; the impact of changes to the Company’s business model; the loss of key personnel or inability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; the Company’s ability to operate and grow its route network; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure or disruption of, or delay in, these technologies or systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions and seasonality of the Company’s business; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; risks relating to the Company’s proposed merger with AMR Corporation; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

Please refer to the footnotes and the forward looking statements page of this document for additional information